Exhibit 23.6

Dirks, Van Essen & Murray

CONSENT OF DIRKS, VAN ESSEN & MURRAY

We hereby consent to the inclusion of any data in the Registration Statement on Form S-1 (Registration No. 333-135944; as amended, the “Registration Statement”) of GateHouse Media, Inc., a Delaware company (the “Company”), relating to the offering of shares of common stock of the Company and the related prospectus, which we have provided to the Company.

We also consent to any reference to us as to the source of such data and to the reference to us under the heading “Experts” in the Registration Statement and the related prospectus.

Dated: August 24, 2006	DIRKS, VAN ESSEN & MURRAY

	By:	/S/ PHILIP W. MURRAY
		Name:	Philip W. Murray
		Title:	Senior Vice President

119 E. Marcy Street Suite 100 Santa Fe NM 87501 t: 505.820.2700 f: 505.820.2900 www.dirksvanessen.com